Exhibit 10.10

MANAGEMENT SECTION 162 COMPENSATION AGREEMENT

THIS MANAGEMENT SECTION 162 COMPENSATION AGREEMENT (the “Section 162 Plan”) is entered into by and between                                      (hereinafter the “Executive”) and The Old Point National Bank of Phoebus (hereinafter the “Employer”) this 1st day of May, 2008.

PREAMBLE

A. The Executive is a fully vested participant in the Life Insurance Endorsement Method Split Dollar Plan Agreement between the Executive and the Employer dated              (the “Split Dollar Plan”).

B. The Employer has offered the Executive the opportunity to participate in the Section 162 Plan and the Executive has accepted the Employer’s offer to participate in such plan.

C. The Executive has agreed to relinquish the right to receive certain death benefit payments that the Executive now has the right to receive under the Split Dollar Plan.

In consideration of the foregoing and for good and adequate consideration, the sufficiency of which is hereby acknowledged, the Executive and the Employer agree as follows:

SECTION 1. DEFINITIONS

The following terms when used herein shall have the following meaning, unless a different meaning is clearly required by the context.

1.01 Disability “Disability” shall have the meaning ascribed to it in the Split Dollar Plan.

1.02 Employer: “Employer” means The Old Point National Bank. of Phoebus

1.03 Executive: “Executive” means                     .

1.04 Policy: “Policy” means Policy Number                      issued by                     , which provides for a death benefit of $            .

1.05 Premium “Premium” means the annual premium that the Employer will pay to maintain the Policy in order that the Policy will be fully paid up on or before the date that the Executive attains age 65.

1.06 Reduced Premium “Reduced Premium” means the premium that the Employer is required to pay, if any, to assure that the death benefit payable under the Policy is no less than 50% of the Target Benefit, and that no further premiums will be required to maintain such death benefit after the Executive attains age 65.

1.07 Retirement “Retirement” shall have the meaning ascribed to it in the Split Dollar Plan.

1.08 Section 162 Plan “Section 162 Plan” means this Management Section 162 Compensation Agreement.

1.09 Split Dollar Plan: “Split Dollar Plan” means the Life Insurance Endorsement Method Split Dollar Plan Agreement between the Executive and the Employer dated             .

1.10 Target Benefit: “Target Benefit” means 300% of the Target Compensation.

1.11 Target Compensation: “Target Compensation” means the sum of $            , increasing on each                      hereafter at the rate of 4% per annum, or such greater rate that the Employer may establish in its sole discretion from time to time by providing written notice to the Executive.

SECTION 2. SECTION 162 PLAN BENEFITS

2.01 Ownership of the Policy: Upon the execution and delivery of this Section 162 Plan, the Executive shall become the sole owner and beneficiary of the Policy , and in consideration thereof the Executive hereby relinquishes the right to receive certain death benefits that the Executive is entitled to receive under the Split Dollar Plan as provided in Section 3 of this Agreement.

2.02 Payment of the Premium During Employment: While the Executive is employed by the Employer, the Employer will pay the Premium.

2.03	Payment of Premiums on the Policy Following Termination of Employment:

A. Termination of Employment Other Than On Account Of Death or Disability or Retirement. If the Executive’s employment terminates before Retirement, other than on account of death or disability, the Employer will pay the Reduced Premium in lieu of the Premium. For example, if the Executive’s compensation at the inception of this Section 162 Plan is $100,000 and the Executive’s employment terminates after four years, other than on account of death, disability or Retirement, the Executive’s Target Compensation as of the termination of employment is $116,986, the Reduced Premium will assure that a death benefit of $175,479 will be provided under the Policy, and the Employer’s obligation to pay the Reduced Premium will terminate on the earlier of (i) the date that no further premium payments are required to maintain the death benefit at 50% of the Target Benefit, (ii) the date on which the Executive attains age 65, or (iii) the date of the Executive’s death.

B. Termination of Employment On Account Of Disability. If the Executive’s employment terminates on account of Disability , the Employer will continue to pay the Premium until the earlier of the Executive’s death or Retirement.

C. Termination of Employment On Account of Death or Retirement. The Employer’s obligation to pay the Premium shall terminate upon the Executive’s death or Retirement.

2.04 Tax Gross Up Payment: On or before December 31 of each year during which the Employer pays the Premium or the Reduced Premium, the Employer will pay to the Executive, or the Executive’s estate, a sum equal to 51.51% of the taxable income that is included in the Executive’s income for such year with respect to the Employer’s payment of the Premium or the Reduced Premium.

SECTION 3. MODIFICATION OF DEATH BENEFITS PAYABLE UNDER THE SPLIT DOLLAR PLAN

3.01 Death Before Retirement. Notwithstanding any provision of the Split Dollar Plan to the contrary, if the Executive dies while employed by the Employer prior to Retirement, the amount payable to the Executive’s beneficiary under the Split Dollar Plan shall be limited to the sum by which the death proceeds from the policy maintained under the Split Dollar Plan exceed the aggregate premiums that the Employer has paid with respect to such policy.

3.02 Death Following Retirement. Notwithstanding any provision of the Split Dollar Plan to the contrary, if the Executive dies following Retirement, the Employer shall have no obligation to make any payment to the Executive’s beneficiary under the Split Dollar Plan.

SECTION 4. PLAN ADMINISTRATION

4.01 Administrator: This Section 162 Plan shall be administered by the Employer. The Employer shall have responsibility for the operation and administration of this Section 162 Plan. The Employer shall have the power and authority to adopt, interpret, alter, amend or revoke rules and regulations necessary to administer this Section 162 plan and to delegate ministerial duties and employ such outside professionals as may be required for prudent administration of this 162 Plan.

SECTION 5. AMENDMENT AND TERMINATION

5.01 Amendment: The Employer shall have the right to amend this Section 162 Plan, at any time and from time to time, in whole or in part; however, in no event shall such amendment reduce the benefits to which the Executive is entitled at the time of such amendment. The Employer shall notify the Executive in writing of any amendment of this Section 162 Plan.

SECTION 6. MISCELLANEOUS

6.01 Limitation of Rights; Employment Relationship: Neither the execution of this Section 162 Plan nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving the Executive or other person any legal or equitable right against the Employer except as provided in this Section 162 Plan. In no event shall the terms of employment of the Executive be modified or in any way be affected by the Section 162 Plan.

6.02 Limitation on Assignment: Benefits under this Section 162 Plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so shall be void. The Executive’s or Beneficiary’s interest in benefits under the Agreement shall not be subject to debts or liabilities of any kind and shall not be subject to attachment, garnishment or other legal process.

6.03 Representations: The Employer does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Section 162 Plan. The Executive should consult with professional tax advisors to determine the tax consequences of his participation in this Section 162 Plan.

6.04 Severability: If a court of competent jurisdiction holds any provisions of this Section 162 Plan to be invalid or unenforceable, the remaining provisions of this Section 162 Plan shall continue to be fully effective.

6.05 Applicable Law: This Section 162 Plan shall be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of Virginia.

IN WITNESS WHEREOF, the Employer and the Executive have caused this Section 162 Plan to be executed by as of the day and date first set forth above.

THE OLD POINT NATIONAL BANK

By:	/s/ Louis G. Morris
Louis G. Morris, President

EXECUTIVE